EXHIBIT 21

                              LIST OF SUBSIDIARIES


Subsidiaries of Peak Entertainment Holdings, Inc.:

           Peak Entertainment, Limited (United Kingdom)
           Peak Entertainment Holdings, LLC (Delaware)


Subsidiaries of Peak Entertainment, Ltd.

           Cameo Collectables Limited (United Kingdom)
           Jusco UK Limited (United Kingdom)
           Jusco Toys Limited (Hong Kong)
           Wembley Sportsmaster Limited (United Kingdom)